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                                                                   Exhibit 10.18

                   WEBSITE ADVERTISING AND PROMOTION AGREEMENT
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      This Agreement dated as of September 25, 1998 ("Effective Date"), is entered into by and between LookSmart, Ltd., a Delaware corporation ("LookSmart") with offices at 487 Bryant Street, San Francisco, CA 94107, and Lowestfare.com, a division of the Global Discount Travel Services, LLC ("Lowestfare"), located at 980 Kelly Johnson Drive, Las Vegas, Nevada 89119.

1. BACKGROUND

      1.1 LookSmart operates a search, information and directory service on the internet accessible through several web pages located at www.looksmart.com ("LookSmart Site"). Lowestfare operates a website located at www.Lowestfare.com that provides airline and travel related services to internet users ("Lowestfare Site").

      1.2 Lowestfare desires, among other things, to promote Lowestfare Site on the LookSmart Site and to establish links from the LookSmart Site to the Lowestfare Site on the terms and conditions set forth in this Agreement.

2. DEFINITIONS

      2.1 "Advertising Allocation Ratio" means the percentage of Impressions Lowestfare will receive through Targeted Impressions and through Non-Targeted Impressions, which percentages shall be fixed during the Initial Term of this Agreement at [CONFIDENTIAL TREATMENT REQUESTED] and [CONFIDENTIAL TREATMENT REQUESTED] respectively.

      2.2 "Lowestfare Content" means any graphics, logos, text or other material
(i) provided by Lowestfare to LookSmart in HTML and/or GIF files, or in another format as may be designated from time to time by LookSmart, or (ii) created by LookSmart on behalf of Lowestfare, for placement in certain advertising spaces, including but not limited to banners, buttons, badges, Quick-Click Boxes, Crown Boxes or links, on web pages within the LookSmart Site.

      2.3 "Co-Branded Site" means the website developed by LookSmart for Lowestfare pursuant to Section 6 below.

      2.4 "Crown Box" means the advertising space on the top left portion of certain web pages within the LookSmart Site as described in Exhibit C.

      2.5 "Impression" means every instance that either (i) a webpage that contains any Lowest Fare Content that is served to a user, or (ii) the Lowestfare Site or the Co-Branded Site is served to a user as a result of such user clicking through a link on the LookSmart Site.
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      2.6 "Inventory" means banner advertising space, badges, Crown Boxes,
Quick-Click Boxes, buttons, links and any other space on a webpage in the LookSmart Site that LookSmart has allocated to advertising.

      2.7 "LookSmart Directory" means the directory created and maintained by LookSmart and accessible through www.looksmart.com that classifies certain internet web sites through thirteen primary categories, including but not limited to Travel and Vacations, Automotive, Sports and Recreation, and thousands of subcategories.

      2.8 "LookSmart Postcard" means as described on Exhibit E.

      2.9 "LookSmart Search Engine" means the functionality incorporated into the LookSmart Site that allows users to conduct key word searches of the internet or the LookSmart Site.

      2.10 "Non-Targeted Impressions" means all of the Impressions generated by the advertising and marketing services provided by LookSmart pursuant to Section 4 and Section 5 (as applicable) below.

      2.11 "Quick-Click Box" means the advertising space on the right side of certain web pages within the LookSmart Site as set forth in Exhibit B.

      2.12 "Targeted Impressions" means all of the Impressions generated by the advertising and marketing services provided by LookSmart pursuant to Section 3 and Section 5 (as applicable) below.

3. TARGETED ADVERTISING

      3.1 Travel Related Advertising.

                  (a) Quick-Click Sponsor: Lowestfare shall be the exclusive internet based airline ticket booking agency that advertises via the Quick-Click Box on web pages within the Travel and Vacations category in the LookSmart Directory. Lowestfare Content will appear in a Quick-Click Box on every page served within such Travel and Vacations category. For the purposes of this Agreement, "exclusive" means that (i) LookSmart shall not sell any Quick-Click Box advertising space in the Travel and Vacations category to any other internet based company whose primary business is to allow internet users to compare and purchase online air travel from several carriers; and (ii) LookSmart shall not accept advertising for the following sites: Expedia.com, Travelocity, TheTrip.com, Biztravel, Preview Travel, Internet Travel Network (ITN), Best Fares, and Las Vegas Reservations Service (LVRS).

                  (b) Keyword Advertising: LookSmart shall place Lowestfare Content in banner advertising spaces on certain web pages in the LookSmart Site that are served as a result of a search using the LookSmart Search Engine where the search terms entered by the user include certain travel related keywords as set forth in Exhibit A ("Travel Keywords"). The location of such banner ads on web pages, the frequency and timing of the delivery of such banner ads, and the particular pages on which such Lowestfare Content will be served shall be determined in accordance with the schedule set forth at Exhibit E.


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      3.2 Context Based Advertising.

            (a) Targeted User Advertising. LookSmart shall place Lowestfare Content in banner advertising spaces on certain web pages in the LookSmart Site that are accessed by internet users with the criteria set forth in Exhibit A (the "User Criteria"). The location of such banner ads on web pages, the frequency and timing of the delivery of such banner ads, and the particular pages on which such Lowestfare Content will be served shall be determined in accordance with the schedule set forth at Exhibit E.

            (b) Designated Category Advertising. LookSmart shall place Lowestfare Content in banner advertising spaces on certain web pages displayed by the LookSmart Site when such webpages are accessed through the "Shopping and Services", "Business and Finance", and "Sports and Recreation" categories in the LookSmart Directory (the "Designated Categories"). The location of such banner ads on web pages, the frequency and timing of the delivery of such banner ads, and the particular pages on which such Lowestfare Content will be served shall be determined by LookSmart at its sole discretion.

            (c) Lowestfare Review. Three months following the Effective Date, Lowestfare shall have the right to review the performance of the Context Based Advertising described in Section 3.2(a) and (b) above. In the event that such Context Based Advertising generated less than [CONFIDENTIAL TREATMENT REQUESTED] Impressions during such three month period, then LookSmart and Lowestfare shall negotiate in good faith to modify the User Criteria and the Designated Categories to increase the number of Impressions generated by such Context Based Advertising (the "Revised Plan"), and shall implement such Revised Plan for an additional three month period. In the event that the Revised Plan does not increase the number of Impressions delivered via the Context Based Advertising within such three month period, then Lowest Fare shall have the right to immediately cancel such Context Based Advertising.

4. NON-TARGETED ADVERTISING.

      4.1 HomePage Button. LookSmart shall place Lowestfare Content in a button linked to the Lowestfare Site on the home page of the LookSmart Site that is currently located at www.looksmart.com. The size and location of such button shall be determined in accordance with the schedule set forth at Exhibit E.

      4.2 Links. LookSmart shall create a hypertext link from the LookSmart Postcard to the Co-Branded Site.

      4.3 Crown Box. LookSmart shall place Lowestfare Content in a Crown Box on certain pages within the LookSmart Site. The (i) size, design, appearance and other specifications of such Crown Box, the (ii) the frequency of delivery of such Crown Box ads, and (iii) the particular pages on which Lowestfare Content will be served in Crown Box ads shall be determined in accordance with the schedule set forth at Exhibit E.

5. FUTURE ADVERTISING OPPORTUNITIES


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      5.1 Travel Inventory. In the event that Inventory becomes available on any webpages in the LookSmart Site that are dedicated to travel, including but not limited to Inventory in the Travel and Vacations category of the LookSmart Directory, LookSmart shall offer such Inventory to Lowestfare at its then current terms and rates. If Lowestfare elects to purchase such Inventory, then Lowestfare shall also purchase additional Non-Targeted Impressions in order to maintain the Advertising Allocation Ratio.

      5.2 E-Mail. In the event that LookSmart introduces any new e-mail based service or product, LookSmart shall use reasonable efforts to promote the Lowestfare Site at least once per month on such service or product.

      5.3 Bargain Fares Link. LookSmart's editorial board agrees to review the Lowestfare Site, and at its sole discretion, can include a review of the Lowestfare Site within the Travel and Vacations category which will be linked to the Lowestfare Site.

6. CO-BRANDED SITE

      LookSmart will develop a web page that will have the same design, layout, appearance and "look and feel" of the LookSmart Site, but will incorporate Lowestfare Content and additional material as determined by the parties (the "Co-Branded Site"). The Co-Branded Site will be linked directly to the Lowestfare Site. LookSmart shall be responsible for maintaining the Co-Branded Site and for selling the advertising space on such Co-Branded Site.

      7. LICENSE

      Lowestfare hereby grants to LookSmart during the term of this Agreement a nonexclusive, royalty-free, worldwide license to use, reproduce, distribute, perform and display, in whole or in part, the Lowestfare Content to fulfill the intention of this Agreement. Notwithstanding the above, Lowestfare shall retain all right, title and interest in and to the Lowestfare Content it provides to LookSmart hereunder.

8. IMPRESSION GUARANTEES

      8.1 General. LookSmart guarantees that Lowestfare shall receive a certain number of minimum Impressions a year during each year of this Agreement as set forth below. During the Initial Term, the Impressions will be delivered pursuant to the Advertising Allocation Ratio.

      8.2 Year 1 Impressions. LookSmart guarantees that during the first twelve months following the Effective Date (the "First Year"), Lowestfare shall receive at least an aggregate [CONFIDENTIAL TREATMENT REQUESTED] Impressions.

            (a) Targeted Impressions. LookSmart guarantees that during the First Year, Lowestfare shall receive at least [CONFIDENTIAL TREATMENT REQUESTED] Targeted Impressions ("Minimum Targeted Impressions"). Such Minimum Targeted Impressions will be delivered according to the following allocation:


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                  (i) LookSmart guarantees that Lowestfare shall receive at
least [CONFIDENTIAL TREATMENT REQUESTED] Impressions through the Click-Box sponsorship advertisements described in Section 3.1 (a) above.

                  (ii) LookSmart guarantees that Lowestfare shall receive [CONFIDENTIAL TREATMENT REQUESTED] Impressions through banner advertisements on the result pages of Travel Keyword searches as described in Section 3.1 (b) above.

                  (iii) LookSmart guarantees that Lowestfare shall receive [CONFIDENTIAL TREATMENT REQUESTED] impressions through the Targeted User Advertising described in Section 3.2 (a) above.

                  (iv) LookSmart guarantees that Lowestfare shall receive [CONFIDENTIAL TREATMENT REQUESTED] impressions through the Designated Categories Advertising described in Section 3.2 (b) above.

            (b) Non-Targeted Impressions. LookSmart guarantees that during the First Year, Lowestfare shall receive at least an aggregate [CONFIDENTIAL TREATMENT REQUESTED] Non-Targeted Impressions.

      8.3 Year 2 Impressions. LookSmart guarantees Lowestfare shall receive a total of [CONFIDENTIAL TREATMENT REQUESTED] Targeted Impressions and Non-Targeted Impressions during the second twelve month period of this Agreement. The distribution of such Impressions between Targeted Impressions Non-Targeted Impressions will be consistent with the Advertising Allocation Ratio.

      8.4 Year 3 Impressions. LookSmart guarantees Lowestfare shall receive a total of [CONFIDENTIAL TREATMENT REQUESTED] Targeted Impressions and Non-Targeted Impressions during the third twelve month period of this Agreement. The distribution of such impressions between Targeted Impressions and Non-Targeted Impressions will be consistent with the Advertising Allocation Ratio.

      8.5 Renewal Term. Lowestfare will have the option of modifying the Advertising Allocation Ratio during any year during the Renewal Term; provided, however, that in order for Lowestfare to retain its exclusive airline booking advertiser status as set forth in Section 3.1(a), Lowestfare must purchase all of the travel related inventory, as determined in good faith by LookSmart, including but not limited to the Targeted Impressions described herein, at a rate of [CONFIDENTIAL TREATMENT REQUESTED] CPM.

9. PAYMENT

      9.1 General. Lowestfare shall pay LookSmart an annual fee according to the terms and schedule set forth herein. Except as set forth below, Lowestfare shall pay the annual fee for each year through four equal payments at the end of every three month period during a given year ("Payment Period"). Payments shall be made within thirty (30) days after the end of each such Payment Period.


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      9.2 Year 1 Annual Fee: In consideration for the services provided hereunder, Lowestfare shall pay LookSmart [CONFIDENTIAL TREATMENT REQUESTED] during the First Year. Lowestfare will pay LookSmart [CONFIDENTIAL TREATMENT REQUESTED] upon the signing of the Agreement ("Initial Payment"). This Initial Payment will be applied against the payment for the final Payment Period of the First Year.

      9.3 Year 2 Annual Fee: In consideration for the services provided hereunder, Lowestfare shall pay LookSmart [CONFIDENTIAL TREATMENT REQUESTED] during the second twelve month period of this Agreement.

      9.4 Year 3 Annual Fee: In consideration for the services provided hereunder, Lowestfare shall pay LookSmart [CONFIDENTIAL TREATMENT REQUESTED] during the third twelve month period of this Agreement.

      9.5 Payment Reductions. If at the end of any year during the Initial Term, Lowestfare has not received the Targeted Impressions guaranteed by LookSmart pursuant to Section 8.2(a) ("Guaranteed Impressions"), then (i) Lowestfare shall only be responsible for paying LookSmart for the actual number of Targeted Impressions it received during such Payment Period based on a CPM of [CONFIDENTIAL TREATMENT REQUESTED], and (ii) Lowestfare will be able to deduct from the Non-Targeted Impression Payment for such Payment Period (defined below) a percentage equal to the percentage shortfall of the Targeted Impressions for such Payment Period. The Non-Targeted Impression Payment for a Payment Period is an amount equal to the product of (i) the estimated Non-Targeted Impressions for such Payment Period, and (ii) a CPM of [CONFIDENTIAL TREATMENT REQUESTED]. For example, if at the end of a Payment Period Lowestfare receives five percent (5%) fewer Targeted Impressions than set forth in the Guaranteed Impressions for such Payment Period, then Lowestfare will only have to pay LookSmart for the actual number of Targeted Impressions received (based on a CPM of [CONFIDENTIAL TREATMENT REQUESTED]), and regardless of the actual number of Non-Targeted Impressions delivered, Lowestfare will also be able to deduct 5% from its Non-Targeted Impression Payment for such Payment Period. The shortfall of Guaranteed Impressions and the subsequent payment reductions shall in no way relieve LookSmart's obligation to deliver the Non-Targeted Impressions guaranteed in Section 4 above

10. ADDITIONAL OBLIGATIONS

Lowestfare shall be solely responsible for supplying and managing the Lowestfare Site at its own expense and LookSmart shall not have any obligations whatsoever with respect to the Lowestfare Site other than to create the hyperlinks thereto as described herein. LookSmart shall not be required to provide any personal information regarding specific users, including, without limitation, their names and addresses or any other information the provision of which could violate any privacy or other rights of users or third-parties. Lowestfare shall notify LookSmart in advance of any changes in its URL(s). LookSmart retains the right, in its sole discretion and upon notification to Lowestfare, to immediately cease linking to the Lowestfare Site if in LookSmart's opinion, the Lowestfare Site violates any applicable law or regulation, infringes upon any proprietary right of any third-party, or is defamatory, obscene, offensive or excessively controversial.


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11. TERM/TERMINATION.

      11.1 The initial term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years ("Initial Term") unless otherwise terminated as set forth below.

      11.2 Lowestfare shall have the right to terminate this Agreement after the end of the second full year of the Initial Term by notifying LookSmart in writing sixty (60) days prior to the end of the second year.

      11.3 This Agreement shall automatically be extended for an additional three year period ("Renewal Term"), except in the event of one of the following:
(a) the Agreement is otherwise terminated pursuant to this Section 11 or (b) Carl Icahn has declined to purchase a minimum of [CONFIDENTIAL TREATMENT REQUESTED] of LookSmart common stock offered to him (i) pursuant to a private placement offering in the minimum aggregate amount of [CONFIDENTIAL TREATMENT REQUESTED] of which Mr. Icahn shall have the right to purchase up to an aggregate of [CONFIDENTIAL TREATMENT REQUESTED] of such LookSmart common stock and (ii) on terms and conditions similar to the terms and conditions LookSmart is selling such common stock to other potential investors at such time. In the event that a private placement offering is not made during the Initial Term which satisfies the aforementioned terms and conditions, the Agreement shall automatically be extended for the Renewal Term.

      11.4 Either Party may terminate this Agreement at any time in the event of a material breach by any of the other Parties which remains uncured after thirty
(30) days' written notice thereof.

12. CONFIDENTIALITY.

      12.1 Confidential Information. "Confidential Information" means (i) the terms and conditions of this Agreement, and (ii) any and all other information disclosed by one party to the other which is marked "confidential" or "proprietary". Confidential Information does not include any information that the non-disclosing party can demonstrate by written records was (a) already known by, or in the possession of the non-disclosing party, (b) is required to be disclosed by law, regulation, or court order (including compliance with applicable securities laws and regulations), (c) thereafter rightly obtained by the non-disclosing party from a source other than the disclosing party, or (d) is or becomes publicly known through no wrongful act of the non-disclosing party.

      12.2 Obligations. Each party agrees that it shall take reasonable steps, at least substantially equivalent to the steps as it takes to protect its own Confidential Information, during the term of this Agreement, and for a period of one (1) year following expiration or termination of this Agreement, to prevent the duplication or disclosure of any such Confidential Information, other than by or to its employees or agents who must have access to such information to perform such party's obligations hereunder, who shall each treat such information as provided herein, and as may be required by either of the parties for public or private financing. Upon the termination or expiration of this Agreement, (i) each party shall promptly return or certify as to the destruction of all Confidential Information and other information, documents, manuals, equipment and other materials belonging to the other party; and (ii) each party shall immediately cease using all materials of the other party in any form. In the event


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of a partial termination, all terms and conditions of this Agreement shall remain in full force and effect with respect to rights and obligations not affected by the partial termination.

13. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION.

      13.1 Lowestfare's Representations and Warranties. Lowestfare represents and warrants that (i) Lowestfare has the right to grant the rights and licenses granted herein; (ii) Lowestfare is the sole owner or licensee of the Lowestfare Content; (iii) the Lowestfare Content does not infringe, violate or misappropriate any trademark, patent, copyright, trade secret or any other intellectual property right of any third party; (iv) the Lowestfare Content does not contain any libelous material; (v) it has the right and authority to enter into and perform all obligations under this Agreement; and (vi) it shall comply with all applicable laws, statutes, ordinances, rules and regulations with respect to the Lowestfare Site.

      13.2 LookSmart's Representations and Warranties. LookSmart represents and warrants that (i) it has the right and authority to enter into and perform all obligations under this Agreement; and (ii) it shall comply with all applicable laws, statutes, ordinances, rules and regulations with respect to the LookSmart Site.

      13.3 Indemnity. Each party will defend, indemnify, save and hold harmless the other party, and their officers, directors, agents, and employees from any and all third-party claims, demands, liabilities, courts costs and damages, including reasonable attorney's fees ("Liabilities"), resulting from the indemnifying party's breach of any of the representations and warranties set forth in Section 13.1 or 13.2 above; provided, however, the non-indemnifying party shall (i) promptly notify the indemnifying party in writing of an indemnifiable claim, (ii) give the indemnifying party the opportunity to defend or negotiate a settlement of any such claim at the indemnifying party's expense, and (iii) fully cooperate with the indemnifying party, at the indemnifying party's expense, in defending or settling such claim. The indemnifying party may not settle any such claim without obtaining the prior consent of the non-indemnifying party, unless any such settlement provides for full exculpation of the non-indemnifying party. Each party reserves the right, to participate, at its own expense, in the defense of any matter otherwise subject to indemnification by the other party. Notwithstanding the above, neither party shall be obligated to indemnify, defend, save and hold harmless the non-indemnifying party to the extent Liabilities result from the gross negligence or knowing and willful misconduct of the non-indemnifying party.

      13.4 NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION
13.1 AND 13.2 ABOVE, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER SUBJECT TO THIS AGREEMENT, INCLUDING ANY STATUTORY WARRANTY AGAINST INFRINGEMENT, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

14. LIMITATION OF LIABILITY.

      EXCEPT FOR OBLIGATIONS PURSUANT TO SECTION 13 ABOVE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL,


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CONSEQUENTIAL, SPECIAL, OR EXEMPLARY DAMAGES OR ANY DAMAGES FOR LOST DATA,
BUSINESS INTERRUPTION, LOST PROFITS, LOST REVENUE OR LOST BUSINESS ARISING FROM THIS AGREEMENT (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES).

15. GENERAL PROVISIONS.

      15.1 Amendment. No change, amendment or modification of any provisions of this Agreement shall be valid unless agreed to in writing by both parties. This Agreement sets forth the entire agreement and supersedes any and all prior agreements, written or oral, of the parties with respect to the transactions set forth herein.

      15.2 Assignment. Lowestfare will not assign, delegate or otherwise transfer this Agreement or any right hereunder, either in whole or part (whether by express transfer, operation of law or otherwise) without the prior written consent of LookSmart, except Lowestfare may transfer or assign this Agreement without prior consent to any of its subsidiary or affiliate companies or successor either now existing or hereafter organized. Any attempted or purported assignment or other transfer not complying with the foregoing shall be null and void. Subject to the foregoing, this Agreement will inure to the benefit of and bind the successors and assigns of the parties hereto.

      15.3 Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

      15.4 Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent, representative, or partner of the other party. No party shall have any right, power or authority to enter into any agreement for, or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the parties or to impose any liability attributable to such a relationship upon either party.

      15.5 No Waiver. The failure of either party to insist upon or enforce strict performance by the other party, of any provision of this Agreement, or to exercise any right under this Agreement, shall not be construed as a waiver or relinquishment of such party's right to enforce any such provision or right in any other instance.

      15.6 Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing and shall be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail; (ii) on the delivery date if delivered personally to the party to whom the same is directed; (iii) one (1) business day after deposit with a commercial overnight carrier with written verification of receipt; or (iv) five (5) business days after the mailing date whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available to the Contact at the address of the party to whom the same is directed.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the
Effective Date.

LookSmart, Ltd.                                      Lowestfare


Signatory:                              Signatory:
          --------------------------              ------------------------------

Title:                                  Title:
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Date:                                   Date:
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